SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2004 (October 5, 2004)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

2001 Third Avenue South, Birmingham, Alabama 35233

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 325-4200

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 2.

Total number of pages in this report is 3.

Item 1.01 Entry into a Material Definitive Agreement

On October 5, 2004, Liberty National Life Insurance Company (Liberty), a subsidiary of Torchmark Corporation (TMK), entered into a Purchase Agreement for Purchase of Participation Interests in Loans with MidFirst Bank (MidFirst). The agreement provides for the sale to MidFirst of all of Liberty’s participation interests in twelve commercial loans (the Active Portfolio) which were arranged and are serviced by MidFirst, or entities affiliated with it. The purchase price for the Active Portfolio will be determined on the transfer and closing date and will be 102% of the total unpaid principal balance of all participation interests purchased. In addition, Torchmark will receive all unpaid interest income accrued at the transfer and closing date. The transfer and closing date will occur on or before October 18, 2004. The purchase for the Active Portfolio as of that date is projected to be approximately $57.4 million.

George J. Records, Sr., a director of TMK, is also the Chairman of the Board of Directors of MidFirst. Accordingly, because of the foregoing relationship, the Board of Directors of TMK, with Mr. Records recusing himself, reviewed and approved the transaction which resulted in the Purchase Agreement. The Board of Directors of Liberty (on which Mr. Records does not serve), also reviewed and approved the Purchase Agreement. TMK obtained an opinion from an independent, third party valuation firm experienced in valuing commercial loans that the purchase price is within a commercially reasonable and acceptable range.

Entities affiliated with MidFirst, including its ultimate parent company Midland Financial Co., have also arranged and service participation interests in three additional commercial loans held by Liberty.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

10.     Purchase Agreement for Purchase of Participation Interests in Loans.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: October 8, 2004	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Secretary